Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces Quarterly Results

RANCHO CORDOVA, Calif. April 25, 2022 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (the “Company” or “Five Star”), the holding company for Five Star Bank, today reported net income of $9.9 million for the quarter ended March 31, 2022, as compared to $11.3 million for the quarter ended December 31, 2021 and $10.3 million for the quarter ended March 31, 2021.

Financial Highlights

During the second quarter of 2021, the Company terminated its status as a “Subchapter S” corporation in connection with its initial public offering (“IPO”). As such, results presented for the three months ended March 31, 2022 and December 31, 2021 were calculated using the actual effective tax rates of 27.07% and 10.43%, respectively, while the results for the three months ended March 31, 2021 have been calculated using a 3.50% S Corporation tax rate. Performance highlights and other developments for the Company for the periods noted below included the following:

•	Pre-tax net income for the three months ended March 31, 2022, as compared to the three months ended December 31, 2021 and the three months ended March 31, 2021 were as follows:

	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Pre-tax net income	$13,522	$12,630	$10,660

•	Earnings per share for the three months ended March 31, 2022, as compared to the three months ended December 31, 2021 and three months ended March 31, 2021 were as follows:

	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Basic earnings per common share	$0.58	$0.66	$0.93
Diluted earnings per common share	$0.58	$0.66	$0.93
Weighted average basic common shares outstanding	17,102,508	17,096,230	10,998,041
Weighted average diluted common shares outstanding	17,164,519	17,139,693	10,998,041
Shares outstanding at end of period	17,246,199	17,224,848	11,007,005

1

•	Loan and deposit growth at March 31, 2022, as compared to December 31, 2021 and March 31, 2021, were as follows:

(dollars in thousands)	March 31, 2022	December 31, 2021	$ Change	% Change
Loans held for investment	$2,080,158	$1,934,460	$145,698	7.53%
Loans held for investment, excluding Paycheck Protection Program (“PPP”) loans(1)	2,078,630	1,912,336	166,294	8.70%
PPP loans	1,528	22,124	(20,596)	(93.09)%
PPP deferred fees	42	628	(586)	(93.31)%
Non-interest-bearing deposits	941,285	902,118	39,167	4.34%
Interest-bearing deposits	1,561,807	1,383,772	178,035	12.87%

(dollars in thousands)	March 31, 2022	March 31, 2021	$ Change	% Change
Loans held for investment	$2,080,158	$1,543,493	$536,665	34.77%
Loans held for investment, excluding PPP loans(1)	2,078,630	1,360,617	718,013	52.77%
PPP loans	1,528	182,876	(181,348)	(99.16)%
PPP deferred fees	42	4,761	(4,719)	(99.12)%
Non-interest-bearing deposits	941,285	804,044	137,241	17.07%
Interest-bearing deposits	1,561,807	1,179,066	382,741	32.46%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

•	PPP income recognized for the quarter ended March 31, 2022 totaled $0.6 million, as compared to $1.1 million for the quarter ended December 31, 2021 and and $2.0 million for the quarter ended March 31, 2021.

•	At March 31, 2022, the Company reported total loans held for investment, total assets, and total deposits of $2.1 billion, $2.8 billion, and $2.5 billion, respectively, as compared to $1.9 billion, $2.6 billion, and $2.3 billion, respectively, at December 31, 2021.

•	For the three months ended March 31, 2022, the Company recorded a provision for loan losses of $1.0 million, as compared to $1.5 million for the three months ended December 31, 2021 and $0.2 million for the three months ended March 31, 2021.

•	At March 31, 2022, the ratio of nonperforming loans to loans held for investment, or total loans at period end, of 0.06% increased from 0.03% at December 31, 2021.

•	For the quarter ended March 31, 2022, net interest margin was 3.60%, as compared to 3.67% for the quarter ended December 31, 2021 and 3.83% for the quarter ended March 31, 2021.

•	The Company’s Board of Directors declared, and the Company subsequently paid, a cash dividend of $0.15 per share during the three months ended March 31, 2022. Additionally, based on the filing of the Company's final S Corporation tax return during the quarter ended March 31, 2022, the Company paid an additional distribution, representing the remaining balance of the Company's accumulated adjustments account, of an aggregate balance of approximately $4.9 million, or $0.45 per share, to S Corporation shareholders of record as of May 3, 2021, in connection with the IPO.

•	For the three months ended March 31, 2022, the Company’s return on average assets (“ROAA”) was 1.53% and the return on average equity (“ROAE”) was 17.07%, as compared to ROAA and ROAE of 1.82% and 19.15%, respectively, for the three months ended December 31, 2021, and 2.05% and 32.08%, respectively, for the three months ended March 31, 2021.

•	Effective January 1, 2022, the Company adopted Accounting Standards Update ("ASU") 2016-02, Leases, ultimately recording a lease liability of approximately $5.2 million on its consolidated balance sheet upon adoption, along with a corresponding right-of-use asset.

“The strength of the Company's first quarter financial results is emblematic of a reputation built on an unwavering commitment to customers and community partners who rely on our speed to serve and certainty of execution for their own successes,” said President and Chief Executive Officer, James Beckwith. “This differentiated customer experience has led to great demand for our services and seized market opportunities evidenced by substantial growth in loans and deposits in the first quarter. Our people, technology, operating efficiencies, conservative underwriting practices, and expense management have also contributed to our robust organic growth. As we execute on the expansion of industry verticals and our presence in new geographies to meet customer demand, we expect the ongoing acceleration of our growth to benefit our customers, employees, and shareholders. We also expect our proven ability to adapt to changing economic conditions to serve us well into the future.”

2

Summary Results

For the three months ended March 31, 2022, the Company’s ROAA and ROAE were 1.53% and 17.07%, respectively, as compared to 1.82% and 19.15%, respectively, for the three months ended December 31, 2021, and 2.05% and 32.08%, respectively, for the three months ended March 31, 2021.

As compared to the three months ended December 31, 2021, net income for the three months ended March 31, 2022 decreased, while average assets increased and average equity remained largely unchanged. The decrease in net income from the three months ended December 31, 2021 to the three months ended March 31, 2022 was due to an increase in the provision for income taxes of $2.3 million as a result of a higher effective tax rate than that of the three months ended December 31, 2021. As compared to the three months ended December 31, 2021, the increase in average assets was largely the result of an increase in average loans held for investment and sale due to loan growth, while average equity remained stable due to offsetting impacts from the recognition of net income, distributions of cash during the period, and the recognition of other comprehensive loss during the period.

As compared to the three months ended March 31, 2021, net income for the three months ended March 31, 2022 decreased, while average assets and average equity increased. The decrease in net income was due to an increase in the provision for income taxes of $3.3 million as a result of the Company’s conversion to a C Corporation during the second quarter of 2021. As compared to the three months ended March 31, 2021, the increase in average assets was largely the result of an increase in average loans held for investment and sale due to loan growth, and the increase in average equity was primarily the result of net proceeds received from the issuance of additional shares of common stock in the Company’s IPO during the second quarter of 2021.

3

The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
(dollars in thousands, except per share data)	March 31, 2022	December 31, 2021	$ Change	% Change
Selected operating data:
Net interest income	$21,862	$21,358	$504	2.36%
Provision for loan losses	950	1,500	(550)	(36.67)%
Non-interest income	2,185	1,790	395	22.07%
Non-interest expense	9,575	9,018	557	6.18%
Pre-tax net income	13,522	12,630	892	7.06%
Provision for income taxes	3,660	1,321	2,339	177.06%
Net income	9,862	11,309	(1,447)	(12.80)%
Earnings per common share:
Basic	$0.58	$0.66	$(0.08)	(12.12)%
Diluted	$0.58	$0.66	$(0.08)	(12.12)%
Performance and other financial ratios:
ROAA	1.53%	1.82%
ROAE	17.07%	19.15%
Net interest margin	3.60%	3.67%
Cost of funds	0.17%	0.16%

	Three months ended
(dollars in thousands, except per share data)	March 31, 2022	March 31, 2021	$ Change	% Change
Selected operating data:
Net interest income	$21,862	$18,048	$3,814	21.13%
Provision for loan losses	950	200	750	375.00%
Non-interest income	2,185	1,616	569	35.21%
Non-interest expense	9,575	8,804	771	8.76%
Pre-tax net income	13,522	10,660	2,862	26.85%
Provision for income taxes	3,660	382	3,278	858.12%
Net income	9,862	10,278	(416)	(4.05)%
Earnings per common share:
Basic	$0.58	$0.93	$(0.35)	(37.63)%
Diluted	$0.58	$0.93	$(0.35)	(37.63)%
Performance and other financial ratios:
ROAA	1.53%	2.05%
ROAE	17.07%	32.08%
Net interest margin	3.60%	3.83%
Cost of funds	0.17%	0.24%

Balance Sheet Summary

Total assets at March 31, 2022 were $2.8 billion, an increase of $221.5 million from $2.6 billion at December 31, 2021. The increase was primarily due to a $79.6 million increase in cash and cash equivalents and a $145.7 million increase in total loans held for investment. The $145.7 million increase in total loans held for investment between December 31, 2021 and March 31, 2022 was a result of $312.5 million in non-PPP loan originations, partially offset by $20.6 million in PPP loan forgiveness, $146.6 million in non-PPP loan payoffs and paydowns, and a decrease in deferred loan fees of $0.4 million.

4

Total liabilities were $2.5 billion at March 31, 2022, an increase of $225.5 million from $2.3 billion at December 31, 2021. The increase in total liabilities was primarily attributable to an increase in deposits of $217.2 million, largely due to increases in interest checking, time deposits over $250 thousand, and non-interest-bearing deposits of $92.7 million, $75.0 million, and $39.2 million, respectively.

Total shareholders’ equity decreased by $4.0 million from $235.0 million at December 31, 2021 to $231.1 million at March 31, 2022, primarily as a result of net income recognized of $9.9 million, offset by a net decline of $6.7 million in other comprehensive income and $7.5 million in cash distributions paid during the three months ended March 31, 2022.

(dollars in thousands)	March 31, 2022	December 31, 2021	$ Change	% Change
Selected financial condition data:
Total assets	$2,778,249	$2,556,761	$221,488	8.66%
Cash and cash equivalents	504,964	425,329	79,635	18.72%
Total loans held for investment	2,080,158	1,934,460	145,698	7.53%
Total investments	139,299	153,753	(14,454)	(9.40)%
Total liabilities	2,547,188	2,321,715	225,473	9.71%
Total deposits	2,503,092	2,285,890	217,202	9.50%
Subordinated notes, net	28,403	28,386	17	0.06%
Total shareholders’ equity	231,061	235,046	(3,985)	(1.70)%

Net Interest Income and Net Interest Margin

The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2022	December 31, 2021	$ Change	% Change
Interest and fee income	$22,850	$22,253	$597	2.68%
Interest expense	988	895	93	10.39%
Net interest income	21,862	21,358	504	2.36%
Net interest margin	3.60%	3.67%

	Three months ended
(dollars in thousands)	March 31, 2022	March 31, 2021	$ Change	% Change
Interest and fee income	$22,850	$19,190	$3,660	19.07%
Interest expense	988	1,142	(154)	(13.49)%
Net interest income	21,862	18,048	3,814	21.13%
Net interest margin	3.60%	3.83%

5

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	March 31, 2022			December 31, 2021			March 31, 2021
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits with banks	$339,737	$192	0.23%	$330,825	$143	0.17%	$263,120	$104	0.16%
Investment securities	148,736	567	1.54%	160,315	541	1.34%	121,862	473	1.57%
Loans held for investment and sale	1,977,509	22,091	4.53%	1,815,627	21,569	4.71%	1,526,130	18,613	4.95%
Total interest-earning assets	2,465,982	22,850	3.76%	2,306,767	22,253	3.83%	1,911,112	19,190	4.07%
Interest receivable and other assets, net	150,116			159,123			125,981
Total assets	$2,616,098			$2,465,890			$2,037,093

Liabilities and shareholders’ equity
Interest-bearing transaction accounts	$276,690	$70	0.10%	$165,709	$42	0.10%	$154,678	$38	0.10%
Savings accounts	90,815	25	0.11%	84,290	21	0.10%	60,885	16	0.11%
Money market accounts	920,767	367	0.16%	957,030	351	0.15%	867,374	581	0.27%
Time accounts	128,183	83	0.26%	75,332	38	0.20%	46,171	64	0.56%
Subordinated debt	28,393	443	6.33%	28,376	443	6.20%	28,326	443	6.36%
Total interest-bearing liabilities	1,444,848	988	0.28%	1,310,737	895	0.27%	1,157,434	1,142	0.40%
Demand accounts	922,128			914,821			745,605
Interest payable and other liabilities	14,800			5,988			5,418
Shareholders’ equity	234,322			234,344			128,636
Total liabilities & shareholders’ equity	$2,616,098			$2,465,890			$2,037,093

Net interest spread			3.48%			3.56%			3.67%
Net interest income/margin		$21,862	3.60%		$21,358	3.67%		$18,048	3.83%

6

Net interest income increased during the three months ended March 31, 2022, as compared to the three months ended December 31, 2021 and the three months ended March 31, 2021. Net interest margin decreased 7 basis points to 3.60%, as compared to 3.67% in the quarter ended December 31, 2021, and decreased 23 basis points as compared to 3.83% in the quarter ended March 31, 2021. A key driver in the decrease in net interest margin during the periods indicated was a decrease in average loan yields. Loan yields decreased from 4.95% during the three months ended March 31, 2021, to 4.71% during the three months ended December 31, 2021, and to 4.53% during the three months ended March 31, 2022. Average loan yields, excluding PPP loans, decreased from 4.87% during the three months ended March 31, 2021, to 4.56% during the three months ended December 31, 2021, and to 4.43% during the three months ended March 31, 2022. These decreases were primarily due to changes in the macroeconomic environment, which caused a majority of the Company’s fixed-rate loans funded in the aforementioned quarters to recognize yields lower than those recognized in prior quarters. Average loan yields, excluding PPP loans, is considered a non-GAAP financial measure. See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure. The rates associated with the index utilized for a significant portion of the Company’s variable rate loans, the United States 5 Year Treasury index, were higher during the three months ended March 31, 2022, as compared to the prior quarter and the three months ended March 31, 2021, but a majority of these loans were not scheduled to reprice during the three months ended March 31, 2022, also contributing to the downward trend in average loan yields. New loan originations drove increases in the average daily balance of loans from the three months ended March 31, 2021 to the three months ended December 31, 2021 and the three months ended March 31, 2022, which partially offset the aforementioned declining average loan yields. Additionally, yields on PPP loans increased from 5.51%, to 10.72%, to 27.85%, for the quarters ended March 31, 2021, December 31, 2021, and March 31, 2022, respectively, due to an acceleration of deferred fee accretion resulting from PPP loans being forgiven by the Small Business Administration (“SBA”) and repaid, also helping to offset declining average loan yields.

Interest expense increased for the three months ended March 31, 2022, as compared to the three months ended December 31, 2021, and decreased as compared to the three months ended March 31, 2021. Increased average daily balances and increased rates paid on interest-bearing liabilities during the quarter ended March 31, 2022, as compared to the quarter ended December 31, 2021, drove the increase in interest expense during the most recent quarter as compared to the previous quarter. The decline in interest expense for the quarter ended March 31, 2022 when compared to the quarter ended March 31, 2021 was primarily attributed to reductions in the rates offered on money market and maturing deposit products during that period. As a result, the cost of interest-bearing liabilities decreased to 0.28% for the quarter ended March 31, 2022 from 0.40% for the quarter ended March 31, 2021. In addition, the growth of non-interest-bearing deposits continues to benefit the cost of funds as compared to historical periods. Specifically, the cost of funds decreased from 0.24% for the quarter ended March 31, 2021 to 0.16% for the quarter ended December 31, 2021, with a slight increase to 0.17% for the quarter ended March 31, 2022.

Asset Quality

SBA PPP

At March 31, 2022, there were five PPP loans outstanding totaling $1.5 million. Two of these PPP loans, or 40.00% of the total number of PPP loans outstanding at March 31, 2022, totaling $0.1 million, were less than or equal to $0.15 million and had access to streamlined forgiveness processing. At March 31, 2022, 1,424 PPP loan forgiveness applications had been submitted to the SBA and forgiveness payments had been received on 1,422 of these PPP loans, totaling $353.2 million in principal and interest. The Company has submitted all forgiveness applications on the first round of PPP loans and all but three forgiveness applications on the second round of PPP loans. We expect full forgiveness, or repayment by the borrower, on all PPP loans to be completed in the near future.

COVID-19 Deferments

Pursuant to federal guidance, the Company implemented loan programs to allow certain consumers and businesses impacted by the COVID-19 pandemic to defer loan principal and interest payments. At March 31, 2022, six borrowing relationships with six loans totaling $12.2 million were on COVID-19 deferment. All loans that ended COVID-19 deferments in the quarter ended March 31, 2022 have returned to their pre-COVID-19 contractual payment structures with no risk rating downgrades to classified, nor any troubled debt restructuring (“TDR”), and we anticipate that the remaining loans on COVID-19 deferment will return to their pre-COVID-19 contractual payment status after their COVID-19 deferments end.

7

Allowance for Loan Losses

At March 31, 2022, the Company’s allowance for loan losses was $23.9 million, as compared to $23.2 million at December 31, 2021. The $0.7 million increase is due to a $1.0 million provision for loan losses recorded during the quarter ended March 31, 2022, offset by net charge-offs of $0.3 million during the quarter. At March 31, 2022, the Company’s ratio of nonperforming loans to loans held for investment increased from 0.03% at December 31, 2021 to 0.06%, primarily due to an increase in the Company’s commercial secured nonperforming loans. At March 31, 2022, six loans totaling $12.2 million, or 0.59% of loans held for investment, were in a COVID-19 deferment period, and one loan totaling $0.1 million had been in a COVID-19 deferment in the fourth quarter of 2021 but was not in such deferment at March 31, 2022. Loans designated as watch increased to $14.0 million and loans designated as substandard decreased to $3.0 million at March 31, 2022 from $8.6 million and $10.6 million, respectively, at December 31, 2021, which resulted in a net reduction of $0.1 million in reserves related to classified and watch loans that was offset by an additional provision for loan growth during the quarter. There were no loans with doubtful risk grades at March 31, 2022 or December 31, 2021. A summary of the allowance for loan losses by loan class is as follows:

	March 31, 2022		December 31, 2021
(dollars in thousands)	Amount	% of Total	Amount	% of Total
Collectively evaluated for impairment:
Real estate:
Commercial	$13,868	58.01%	$12,869	55.37%
Commercial land and development	66	0.28%	50	0.22%
Commercial construction	430	1.80%	371	1.60%
Residential construction	40	0.17%	50	0.22%
Residential	208	0.87%	192	0.83%
Farmland	611	2.56%	645	2.78%
Commercial:
Secured	6,400	26.77%	6,687	28.77%
Unsecured	246	1.03%	207	0.89%
PPP	—	—%	—	—%
Consumer and other	1,088	4.55%	889	3.82%
Unallocated	308	1.29%	1,111	4.78%
	$23,265	97.33%	$23,071	99.28%
Individually evaluated for impairment:
Commercial secured	639	2.67%	172	0.72%

Total allowance for loan losses	$23,904	100.00%	$23,243	100.00%

The ratio of allowance for loan losses to loans held for investment, or total loans at period end, was 1.15% at March 31, 2022, as compared to 1.20% at December 31, 2021. Excluding PPP loans, the ratio of the allowance for loan losses to loans held for investment was 1.15% and 1.22% at March 31, 2022 and December 31, 2021, respectively. The decline in the ratio of allowance to loans held for investment period-over-period is primarily due to a significant decline in classified loans and improvement in the risk level for retail loans, offset by increased reserves based on economic conditions and loan growth realized during the three months ended March 31, 2022. The ratio of the allowance for loan losses to loans held for investment, excluding PPP loans, is considered a non-GAAP financial measure. See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

8

Non-interest Income

Three months ended March 31, 2022, as compared to three months ended December 31, 2021

The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2022	December 31, 2021	$ Change	% Change
Service charges on deposit accounts	$108	$116	$(8)	(6.90)%
Net gain on sale of securities	5	15	(10)	(66.67)%
Gain on sale of loans	918	1,072	(154)	(14.37)%
Loan-related fees	617	391	226	57.80%
FHLB stock dividends	102	102	—	—%
Earnings on bank-owned life insurance	90	57	33	57.89%
Other income	345	37	308	832.43%
Total non-interest income	$2,185	$1,790	$395	22.07%

Gain on sale of loans. The decrease in gain on sale of loans was primarily due to a $0.2 million gain recognized during the three months ended December 31, 2021 on the sale of a $1.8 million consumer loan portfolio, which did not recur during the three months ended March 31, 2022. During the three months ended March 31, 2022, approximately $11.7 million of loans were sold with an effective yield of 7.84%, compared to approximately $9.7 million of loans sold with an effective yield of 9.38% during the three months ended December 31, 2021. The overall decline in the effective yields recorded quarter over quarter related primarily to declining premiums paid in the secondary market due to uncertain timing of rising interest rates.

Loan-related fees. The increase in loan-related fees resulted primarily from the recognition of $0.3 million in swap referral fees during the three months ended March 31, 2022, compared to $0.1 million of swap referral fees recognized during the three months ended December 31, 2021.

Other income. The increase in other income resulted primarily from a $0.3 million gain recorded on a distribution received on an investment in a venture-backed fund, which did not occur during the quarter ended December 31, 2021.

Three months ended March 31, 2022, as compared to three months ended March 31, 2021

The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2022	March 31, 2021	$ Change	% Change
Service charges on deposit accounts	$108	$90	$18	20.00%
Net gain on sale of securities	5	182	(177)	(97.25)%
Gain on sale of loans	918	931	(13)	(1.40)%
Loan-related fees	617	260	357	137.31%
FHLB stock dividends	102	78	24	30.77%
Earnings on bank-owned life insurance	90	52	38	73.08%
Other income	345	23	322	1400.00%
Total non-interest income	$2,185	$1,616	$569	35.21%

Net gain on sale of securities. The decrease in net gain on sale of securities was primarily due to the sale of one $1.5 million municipal security for a gain of $5.3 thousand during the three months ended March 31, 2022, compared to $11.5 million of municipal securities sold in the three months ended March 31, 2021 for a total gain recognized of $0.2 million.

Loan-related fees. The increase in loan-related fees primarily related to $0.3 million of swap referral fees recognized during the three months ended March 31, 2022, which did not occur in the three months ended March 31, 2021.

Other income. The increase in other income resulted primarily from a $0.3 million gain recorded on a distribution received on an investment in a venture-backed fund, which did not occur during the three months ended March 31, 2021.

9

Non-interest Expense

Three months ended March 31, 2022, as compared to three months ended December 31, 2021

The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2022	December 31, 2021	$ Change	% Change
Salaries and employee benefits	$5,675	$5,209	$466	8.95%
Occupancy and equipment	520	544	(24)	(4.41)%
Data processing and software	716	656	60	9.15%
Federal Deposit Insurance Corporation (“FDIC”) insurance	165	160	5	3.13%
Professional services	554	444	110	24.77%
Advertising and promotional	344	499	(155)	(31.06)%
Loan-related expenses	278	136	142	104.41%
Other operating expenses	1,323	1,370	(47)	(3.43)%
Total non-interest expense	$9,575	$9,018	$557	6.18%

Salaries and employee benefits. The increase in salaries and employee benefits was primarily a result of a $0.4 million increase in salaries and benefits related to a 4.17% increase in headcount during the three months ended March 31, 2022, as compared to the three months ended December 31, 2021. In addition, the Company recognized a $0.2 million increase in employer taxes incurred for commission and executive bonus payments made during the three months ended March 31, 2022, and a decrease in deferred loan origination costs of $0.6 million during the three months ended March 31, 2022, as compared to the three months ended December 31, 2021. These increases were partially offset by a reduction of $0.4 million of commissions related to loan and deposit growth for the three months ended March 31, 2022, as compared to the three months ended December 31, 2021.

Professional services. The increase in professional services primarily related to a $0.1 million increase in audit fees recorded for the three months ended March 31, 2022, as compared to the three months ended December 31, 2021.

Advertising and promotional. The decrease in advertising and promotional is primarily related to slight declines in donations and sponsorships due to the timing of events held during the three months ended March 31, 2022, as compared to the three months ended December 31, 2021.

Loan-related expenses. Loan-related expenses increased, primarily as a result of a net overall increase in loan expenses incurred to support loan production in the three months ended March 31, 2022, as compared to the three months ended December 31, 2021, including increased expenses for insurance, taxes, and UCC fees.

Three months ended March 31, 2022, as compared to three months ended March 31, 2021

The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2022	March 31, 2021	$ Change	% Change
Salaries and employee benefits	$5,675	$4,697	$978	20.82%
Occupancy and equipment	520	451	69	15.30%
Data processing and software	716	629	87	13.83%
FDIC insurance	165	280	(115)	(41.07)%
Professional services	554	1,532	(978)	(63.84)%
Advertising and promotional	344	170	174	102.35%
Loan-related expenses	278	229	49	21.40%
Other operating expenses	1,323	816	507	62.13%
Total non-interest expense	$9,575	$8,804	$771	8.76%

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Salaries and employee benefits. The increase in salaries and employee benefits was primarily a result of a $1.1 million increase related to an 18.24% increase in headcount during the three months ended March 31, 2022, as compared to the three months ended March 31, 2021 combined with a $0.6 million increase in commissions when comparing the quarter ended March 31, 2022 to the three months ended March 31, 2021. These increases were partially offset by a $0.6 million increase in deferred loan origination costs when comparing the three months ended March 31, 2022 to March 31, 2021.

FDIC insurance. FDIC insurance decreased, primarily due to an improvement in the leverage ratio used in the FDIC assessment calculation as a result of the Company’s IPO in May 2021.

Professional services. Professional services decreased, primarily as a result of expenses recognized during the three months ended March 31, 2021 related to the increased audit, consulting, and legal costs incurred to support corporate organizational matters leading up to the IPO. These expenses did not recur during the three months ended March 31, 2022.

Advertising and promotional. The increase in advertising and promotional was primarily related to increases in business development, marketing, and sponsorship expenses due to more in-person participation in events held during the three months ended March 31, 2022, as compared to the three months ended March 31, 2021.

Other operating expenses. Other operating expenses increased, primarily due to $0.1 million of stock compensation expense recorded for restricted stock granted to members of the Board of Directors during the three months ended March 31, 2022, combined with the net effect of individually immaterial items, including increases in expenses related to travel, insurance, dues and subscriptions, data, and telephone, which increased as a result of an increase in volume of customers and employees period-over-period.

Provision for Income Taxes

The Company terminated its status as a “Subchapter S” corporation effective May 5, 2021, in connection with the Company’s IPO, and became a C Corporation. Prior to that date, as an S Corporation, the Company had no U.S. federal income tax expense. The provision recorded for the three months ended March 31, 2022 yielded an effective tax rate of 27.07%.

Three months ended March 31, 2022, as compared to three months ended December 31, 2021

Provision for income taxes for the quarter ended March 31, 2022 increased by $2.3 million, or 177.06%, to $3.7 million, as compared to $1.3 million for the quarter ended December 31, 2021. This increase was primarily due to the application of the full statutory income tax rate of 29.56% to taxable income for the quarter ended March 31, 2022, partially offset by a return-to-provision true up adjustment of approximately $0.3 million related to tax-exempt loan interest income. Additionally, the Company recorded a true up of certain permanent items in the quarter ended December 31, 2021, including tax-exempt municipal security interest income, which did not recur in the quarter ended March 31, 2022.

Three months ended March 31, 2022, as compared to three months ended March 31, 2021

Provision for income taxes increased by $3.3 million, or 858.12%, to $3.7 million for the three months ended March 31, 2022, as compared to $0.4 million for the three months ended March 31, 2021. This increase is due to the change in the effective tax rate from 3.50% to 27.07%.

Webcast Details

Five Star Bancorp will host a webcast on Tuesday, April 26, 2022, at 1:00 p.m. ET (10:00 a.m. PT), to discuss its first quarter results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.

About Five Star Bancorp

Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. Five Star has seven branches and two loan production offices throughout Northern California.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

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Condensed Financial Data (Unaudited)

	Three months ended
(dollars in thousands, except share and per share data)	March 31, 2022	December 31, 2021	March 31, 2021
Revenue and Expense Data
Interest and fee income	$22,850	$22,253	$19,190
Interest expense	988	895	1,142
Net interest income	21,862	21,358	18,048
Provision for loan losses	950	1,500	200
Net interest income after provision	20,912	19,858	17,848
Non-interest income:
Service charges on deposit accounts	108	116	90
Gain on sale of securities	5	15	182
Gain on sale of loans	918	1,072	931
Loan-related fees	617	391	260
FHLB stock dividends	102	102	78
Earnings on bank-owned life insurance	90	57	52
Other income	345	37	23
Total non-interest income	2,185	1,790	1,616
Non-interest expense:
Salaries and employee benefits	5,675	5,209	4,697
Occupancy and equipment	520	544	451
Data processing and software	716	656	629
FDIC insurance	165	160	280
Professional services	554	444	1,532
Advertising and promotional	344	499	170
Loan-related expenses	278	136	229
Other operating expenses	1,323	1,370	816
Total non-interest expense	9,575	9,018	8,804
Total income before taxes	13,522	12,630	10,660
Provision for income taxes	3,660	1,321	382
Net income	$9,862	$11,309	$10,278

Share and Per Share Data
Earnings per common share:
Basic	$0.58	$0.66	$0.93
Diluted	$0.58	$0.66	$0.93
Book value per share	$13.40	$13.65	$11.94
Tangible book value per share(1)	$13.40	$13.65	$11.94
Weighted average basic common shares outstanding	17,102,508	17,096,230	10,998,041
Weighted average diluted common shares outstanding	17,164,519	17,139,693	10,998,041
Shares outstanding at end of period	17,246,199	17,224,848	11,007,005

Credit Quality
Allowance for loan losses to period end nonperforming loans	1,799.99%	3,954.30%	4,341.52%
Nonperforming loans to loans held for investment	0.06%	0.03%	0.03%
Nonperforming assets to total assets	0.05%	0.02%	0.02%
Nonperforming loans plus performing TDRs to loans held for investment	0.06%	0.03%	0.03%
COVID-19 deferments to loans held for investment	0.59%	0.63%	1.11%

Selected Financial Ratios
ROAA	1.53%	1.82%	2.05%
ROAE	17.07%	19.15%	32.08%
Net interest margin	3.60%	3.67%	3.83%
Loan to deposit	83.52%	85.09%	77.99%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

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(dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Balance Sheet Data
Cash and due from financial institutions	$66,747	$136,074	$44,720
Interest-bearing deposits	438,217	289,255	389,872
Time deposits in banks	14,464	14,464	25,696
Securities - available-for-sale, at fair value	134,813	148,807	127,251
Securities - held-to-maturity, at amortized cost	4,486	4,946	6,486
Loans held for sale	10,386	10,671	3,060
Loans held for investment	2,080,158	1,934,460	1,543,493
Allowance for loan losses	(23,904)	(23,243)	(22,271)
Loans held for investment, net of allowance for loan losses	2,056,254	1,911,217	1,521,222
Federal Home Loan Bank stock	6,667	6,723	6,232
Operating leases, right-of-use asset	4,718	—	—
Premises and equipment, net	1,836	1,773	1,645
Bank-owned life insurance	14,343	11,203	8,714
Interest receivable and other assets	25,318	21,628	15,839
Total assets	$2,778,249	$2,556,761	$2,150,737

Non-interest-bearing deposits	$941,285	$902,118	$804,044
Interest-bearing deposits	1,561,807	1,383,772	1,179,066
Total deposits	2,503,092	2,285,890	1,983,110
Subordinated notes, net	28,403	28,386	28,336
Operating lease liability	4,987	—	—
Interest payable and other liabilities	10,706	7,439	7,914
Total liabilities	2,547,188	2,321,715	2,019,360

Common stock	218,721	218,444	110,144
Retained earnings	19,558	17,168	21,623
Accumulated other comprehensive loss, net	(7,218)	(566)	(390)
Total shareholders’ equity	$231,061	$235,046	$131,377

Quarterly Average Balance Data
Average loans held for investment and sale	$1,977,509	$1,815,627	$1,526,130
Average interest-earning assets	$2,465,982	$2,306,767	$1,911,112
Average total assets	$2,616,098	$2,465,890	$2,037,093
Average deposits	$2,338,583	$2,197,183	$1,874,713
Average total equity	$234,322	$234,344	$128,636

Capital Ratio Data
Total shareholders’ equity to total assets	8.32%	9.19%	6.11%
Tangible shareholders’ equity to tangible assets(1)	8.32%	9.19%	6.11%
Total capital (to risk-weighted assets)	13.09%	13.98%	12.09%
Tier 1 capital (to risk-weighted assets)	10.71%	11.44%	8.89%
Common equity Tier 1 capital (to risk-weighted assets)	10.71%	11.44%	8.89%
Tier 1 leverage ratio	9.02%	9.47%	6.37%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

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Non-GAAP Reconciliation (Unaudited)

The Company uses financial information in its analysis of the Company’s performance that are not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP. Additionally, these non-GAAP measures are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.

Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.

Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated.

Total loans held for investment, excluding PPP loans, is defined as total loans held for investment less PPP loans. The most directly comparable GAAP financial measure is total loans held for investment.

Average loans held for investment and sale, excluding PPP loans, is defined as the daily average loans held for investment and sale, excluding the daily average PPP loans, and includes both performing and nonperforming loans. The most directly comparable GAAP measure is average loans held for investment and sale.

Average loan yield, excluding PPP loans, is defined as the daily average loan yield, excluding PPP loans, and includes both performing and nonperforming loans. The most directly comparable GAAP financial measure is average loan yield.

Allowance for loan losses to total loans held for investment, excluding PPP loans, is defined as allowance for loan losses, divided by total loans held for investment less PPP loans. The most directly comparable GAAP financial measure is allowance for loan losses to total loans held for investment.

The following reconciliation tables provide a more detailed analysis of these non-GAAP financial measures.

Total loans held for investment, excluding PPP loans (dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Total loans held for investment	$2,080,158	$1,934,460	$1,543,493
Less: PPP loans	1,528	22,124	182,876
Total loans held for investment, excluding PPP loans	$2,078,630	$1,912,336	$1,360,617

	Three months ended
Average loans held for investment and sale, excluding PPP loans (dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Average loans held for investment and sale	$1,977,509	$1,815,627	$1,526,130
Less: average PPP loans	8,886	44,101	176,384
Average loans held for investment and sale, excluding PPP loans	$1,968,623	$1,771,526	$1,349,746

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	Three months ended
Average loan yield, excluding PPP loans (dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Interest and fee income on loans	$22,091	$21,569	$18,613
Less: interest and fee income on PPP loans	610	1,192	2,400
Interest and fee income on loans, excluding PPP loans	$21,481	$20,377	$16,213
Annualized interest and fee income on loans, excluding PPP loans (numerator)	$87,117	$80,844	$65,753

Average loans held for investment and sale	$1,977,509	$1,815,627	$1,526,130
Less: average PPP loans	8,886	44,101	176,384
Average loans held for investment and sale, excluding PPP loans (denominator)	$1,968,623	$1,771,526	$1,349,746
Average loan yield, excluding PPP loans	4.43%	4.56%	4.87%

Allowance for loan losses to total loans held for investment, excluding PPP loans (dollars in thousands)	March 31, 2022	December 31, 2021
Allowance for loan losses (numerator)	$23,904	$23,243
Total loans held for investment	$2,080,158	$1,934,460
Less: PPP loans	1,528	22,124
Total loans held for investment, excluding PPP loans (denominator)	$2,078,630	$1,912,336
Allowance for loan losses to total loans held for investment, excluding PPP loans	1.15%	1.22%

Media Contact:
Heather Luck, CFO
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com

Shelley Wetton, CMO
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com

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